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                                                                        292354-8

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                                                                     EXHIBIT 2.1







                            ASSET PURCHASE AGREEMENT



                                 by and between



                 GE TRANSPORTATION SYSTEMS GLOBAL SIGNALING, LLC



                                       and



                                LaBarge-OCS, Inc.











                          Dated as of November 1, 2002

                            ASSET PURCHASE AGREEMENT

     This Asset Purchase Agreement ("Agreement"), dated as of November 1, 2002, is made and entered into by and between GE Transportation Systems Global Signaling, LLC, a Delaware limited liability company (the "Purchaser"), and LaBarge-OCS, Inc., a Delaware corporation (the "Company"). The Purchaser and the Company are sometimes individually referred to herein as a "Party" and collectively as the "Parties." LaBarge, Inc., a Delaware corporation ("LaBarge"), hereby joins in this Agreement for the sole purpose of providing the representations and warranties contained in Article V of this Agreement and delivering the Guaranty Agreement described in Section 2.7 of this Agreement.

     A. The Company manufactures products and provides services for use in its Railroad Segment Business (as defined herein) through the Company's Network Technologies Group ("NTG").

     B. The Parties desire to enter into this Agreement pursuant to which the Company sells to the Purchaser, and the Purchaser purchases from the Company, the Company's assets used in its Railroad Segment Business, subject to a royalty-free, perpetual license back to the Company allowing the Company to use the technology included in such assets outside of the Railroad Segment, and the Purchaser assumes certain of the liabilities and obligations of the Company (collectively, the "Acquisition").

     C. The Parties desire to make certain representations, warranties and agreements in connection with the Acquisition.

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the Parties agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

     SECTION 1.1 Definitions. The following terms, as used herein, have the following meanings:

          "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person. For purposes of this definition, "control," when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

          "Associate," with respect to any Person, means (i) any corporation or organization (other than a majority-owned subsidiary) of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities (ii) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, and (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person or who is a director or officer of an entity or any of its parents or subsidiaries.

           "Business Day" means any day except Saturday, Sunday or any day on which banks are generally not open for business in the City of New York.

          "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and any rules or regulations promulgated thereunder.

          "Environmental Laws" means any federal, state, local or foreign law (including, without limitation, common law), treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit or governmental restriction or any agreement with any governmental authority or other third party, whether now or hereafter in effect, relating to the environment, human health and safety or to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.

          "Environmental Liabilities" means any and all liabilities arising in connection with or in any way relating to the Company (or any predecessor of the Company or any prior owner of all or part of its business and assets), any property now or previously owned, leased or operated by the Company, the Business (as currently or previously conducted), or the Assets (including, without limitation, offsite disposal), whether accrued, contingent, absolute, determined, determinable or otherwise, which (i) arise under or relate to any Environmental Law and (ii) relate to actions occurring or conditions existing on or prior to the date of this Agreement.

          "Environmental Permits" mean all permits, licenses, franchises, certificates, approvals and other similar authorizations of governmental authorities relating to or required by Environmental Laws and affecting, or relating in any way to, the Railroad Segment Business.

          "Governmental Entity" means any federal, state or local or foreign government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign.

          "Hazardous Materials" mean any waste, pollutant, contaminant, hazardous substance, toxic, ignitable, reactive or corrosive substance, hazardous waste, special waste, industrial substance, by-product, process intermediate product or waste, petroleum or petroleum-derived substance or waste, chemical liquids or solids, liquid or gaseous products, or any constituent of any such substance or waste, the use, handling or disposal of which by the Company is in any way governed by or subject to any applicable Environmental Law.

           "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          "Knowledge" with respect to the Company means any and all facts that were actually known by all officers and directors of the Company and LaBarge including specifically Craig LaBarge, Donald Nonnenkamp, and Tom Hilleary (the "Knowledge Group") on the date on which this Agreement is executed by the Company and all matters that would be expected to be discovered during the course of a reasonably prudent investigation of the Company, LaBarge, the Assets or the Railroad Segment Business by a reasonably prudent party possessing all resources available to the Knowledge Group.

          "Lien" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

          "Material Adverse Effect" means any state of facts, change, event, effect or occurrence that is or may be reasonably likely to be materially adverse to the Assets or the Railroad Segment Business taken as a whole. A Material Adverse Effect shall also include any state of facts, change, event or occurrence that shall have occurred or been threatened that (when taken together with all other adverse state of facts, changes, events, effects or occurrences that have occurred or been threatened) is or would be reasonably likely to prevent or materially delay the performance by the Company of any of its obligations under this Agreement or the consummation of the transactions contemplated hereby.

          "Permitted Liens" means (i) Liens for taxes not yet due and payable,
     (ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course of business consistent with past practice and not yet delinquent,
     (iii) zoning, building, or other restrictions, variances, covenants, rights of way, encumbrances, easements and other minor irregularities in title, none of which, individually or in the aggregate, (A) interfere in any material respect with the present use of or occupancy of such parcel by the Company, (B) have more than an immaterial effect on the value thereof or its use or (C) would impair the ability of such parcel to be sold for its present use, and (iv) the License Agreement described in Section 2.6 of this Agreement.

          "Person" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

          "Railroad Segment" means the rail, light rail, and other fixed guide way transportation industries.

          "Railroad Segment Business" or "Business" means that portion of the Company's business that relates to the Railroad Segment.

                                   ARTICLE II
                                PURCHASE AND SALE

     SECTION 2.1 Agreement to Purchase and Sell. Subject to the terms and conditions of this Agreement, except as otherwise specifically provided in this
Article I:

          (a) The Company hereby grants, sells, assigns, transfers and delivers to the
Purchaser, and the Purchaser hereby purchases and acquires from the Company, all right, title and interest of the Company in, to and under the assets, properties and business specifically listed in Section 2.2 (collectively referred to in this Agreement as the "Assets"), free and clear of any Liens, other than Permitted Liens; and

(b) The Purchaser hereby assumes the Assumed Liabilities (as hereinafter defined).
(c) The purchase and sale contemplated by this Agreement shall be effective as of 11:59 p.m. on November 1, 2002 (the "Effective Time").
     Section 2.2 Assets. The Assets include only the following assets, properties and rights of the Company:

          (a) all rights of the Company under those contracts listed on Schedule 2.2(a)
     (collectively, the "Assumed Contracts");

          (b) the operational information contained in the Company's ScadaNET Network
     Database pertaining to the Railroad Segment Business, including customer and contact data, unit and site data, and communication and notification histories
     (the "Customer Information");

(c) all right, title, and interest of the Company in the intellectual property and the technology described on Exhibit 2.2(c) (referred to herein as the "Intellectual Property" and the "Technology"), subject to the License Agreement (as described in Section 2.6);
(d) that portion of the Company's inventory described on Schedule 2.2(d) that is exclusive to the Railroad Segment Business (including, without limitation, spare, replacement, and component parts), which is currently located at the Company's Lenexa, Kansas location and which has an aggregate value of at least $70,000 (collectively, the "Inventory");
(e) all rights to causes of action, lawsuits, judgments, claims and demands of any nature available to or being pursued by the Company, whether arising by way of counterclaim or otherwise, that relate exclusively to the Assets or the Business, with the exception of any and all accounts receivable of the Company;
(f) all rights in and under all express or implied guarantees, warranties, representations, covenants, indemnities and similar rights in favor of the Company that relate exclusively to the Assets or the Business; and
(g) all rights in and under the Company's certifications relating to its Cellemetry and Microburst products.
     Section 2.3 Excluded Assets. Notwithstanding anything to the contrary set forth in this Agreement, the Assets do not include any of the Company's assets, properties and rights to the extent not specifically included in the description of the Assets (collectively, the "Excluded Assets"). The parties agree and acknowledge that the Union Pacific development agreement described on Schedule
4.4 is not included in the Assets, and constitutes an Excluded Asset, however, any intellectual property and technology developed by the Company pursuant to such agreement is included in the Assets. In addition, the parties agree and acknowledge that any license agreements for basic commonly available, off-the-shelf software (such as Microsoft Word) used by the Company in the Railroad Segment Business are not included in the Assets and constitute Excluded Assets.

     Section 2.4    Assumed Liabilities.

          (a) Except as provided in Section 2.4(b), the Purchaser does not assume, in connection with the transactions contemplated by this Agreement, any liability or obligation of the Company whatsoever, and the Company retains responsibility for all liabilities and obligations accrued prior to the Effective Time, and all liabilities and obligations arising from the Assets prior to the Effective Time, whether or not accrued and whether or not disclosed.

(b) As the sole exception to the provisions in Section 2.4(a), the Purchaser hereby assumes and agrees to pay, discharge or perform, as appropriate, the following liabilities and obligations of the Company (collectively, the "Assumed Liabilities"):
               (i)  obligations of the Company under the Assumed
Contracts to the extent such
obligations are not required to be performed prior to the Effective Time and are disclosed on the face of such Assumed Contracts; and

(ii) the Company's deferred revenue liability for prepayments under the Assumed Contracts, up to a maximum aggregate amount of $1.6 million.
     Section 2.5 Excluded Liabilities. Specifically, and without in any way limiting the generality of Section 2.2(a), the Assumed Liabilities do not include, and in no event will the Purchaser assume, agree to pay, discharge or satisfy any liability or obligation under this Agreement or otherwise have any responsibility for, any liability or obligation of the Company that is not an Assumed Liability (collectively, the "Excluded Liabilities"). The parties agree and acknowledge that the fire incident described on Schedule 4.6 is an Excluded Liability and not an Assumed Liability.

     Section 2.6    License Agreement.  The Purchaser
hereby delivers to the Company
a fully-paid, royalty-free and perpetual license in the form attached hereto as
Exhibit 2.6 (the "License Agreement").

Section 2.7 Guaranty. The Company hereby delivers to the Purchaser a Guaranty Agreement executed by LaBarge in the form attached hereto as Exhibit
2.7 (the "Guaranty Agreement").
Section 2.8 Consents. The Company hereby delivers to the Purchaser any consents required to be obtained under the terms of any of the Assumed Contracts and evidence that all Liens affecting the Assets have been released, including all liens held by U.S. Bank National Association.
Section 2.9 Bill of Sale, Assignment, and Assumption Agreement. The Company and the Purchaser hereby execute and deliver a Bill of Sale, Assignment, and Assumption Agreement in the form attached hereto as Exhibit 2.9 (the "Assignment Agreement"), and agree to execute after the date hereof any other related instruments of assignment, certificates of title or other conveyance documents necessary to effecting the transfer of all of the Assets and the Assumed Liabilities from the Company to the Purchaser, and the Company hereby delivers possession of the Assets to the Purchaser.
     Section 2.10   Service Agreement.  Each of the
Company and the Purchaser hereby
execute and deliver a Service Agreement in the form attached as Exhibit 2.10.

Section 2.11 Manufacturing Agreement. Each of LaBarge and the Purchaser hereby deliver a Manufacturing Agreement in the form attached as Exhibit 2.11.
Section 2.12 Certified Resolutions. Each of the Company, LaBarge, and the Purchaser shall deliver to one another a copy of the resolutions adopted by such party's sole shareholder, Board of Directors or Manager, as the case may be, authorizing the execution of this Agreement and the transactions contemplated hereby, duly certified by such party's Secretary or such other person performing similar functions.
                                   ARTICLE III
                           PURCHASE PRICE; ALLOCATIONS

     SECTION 3.1    Purchase Price.  The aggregate
amount to be paid for the Assets
(the "Purchase Price") shall be Five Million Three Hundred Thousand Dollars ($5,300,000). In addition to the foregoing payment, as consideration for the grant, sale, assignment, transfer and delivery of the Assets, the Purchaser shall assume and discharge the Assumed Liabilities.

     Section 3.2    Payment of Purchase Price.

          (a)  On the date hereof, the Purchaser shall
pay or cause to be paid to the
Company or to the Escrow Agreement an amount equal to the Purchase Price minus
(i) Seven Hundred Ninety-Five Thousand Dollars ($795,000) which shall be held in escrow pursuant to the Escrow Agreement attached as Exhibit 3.2(a), and (ii) any other credit to which Purchaser may be entitled by reason of any other agreement between the parties.

          (b) All payments required under this Section 3.2 shall be made in cash by the wire transfer of immediately available funds to such bank account(s) as shall be designated in writing by the recipient(s) at least three (3) Business Days prior to the applicable payment date.

     Section 3.3    Allocation of Purchase Price.
Attached as Schedule 3.3 is an
allocation of the Purchase Price for the Assets and the Assumed Liabilities.
The Purchaser and the Company agree to file all Tax Returns on the basis of such allocation.

                                   ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to the Purchaser as follows:

     Section 4.1 Organization. The Company is a corporation duly formed and validly existing under the laws of the jurisdiction set forth in the introductory paragraph of this Agreement and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is not required to be duly qualified or registered as a foreign corporation to transact business under the laws of any jurisdiction other than Missouri. The Company has heretofore made available to the Purchaser true, correct and complete copies of its charter documents as currently in effect. The Company is qualified or registered to do business as a foreign corporation in the State of Missouri.

     Section 4.2 Authorization. The Company has full power and authority to execute and deliver this Agreement and any other certificate, agreement, document or other instrument to be executed and delivered by it in connection with the transactions contemplated by this Agreement (collectively, the "Company Ancillary Documents") and to perform its obligations under this Agreement and the Company Ancillary Documents and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Company Ancillary Documents by the Company and the performance by the Company of its obligations hereunder and thereunder and the consummation of the transactions provided for herein and therein have been duly and validly authorized by all necessary board and shareholder action on the part of the Company. This Agreement has been, and the Company Ancillary Documents will be as of the date hereof, duly executed and delivered by the Company and do or will, as the case may be, constitute the valid and binding agreements of the Company, enforceable against the Company in accordance with their respective terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors' rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

     Section 4.3    Absence of Restrictions and Conflicts.
The execution, delivery
and performance of this Agreement and the Company Ancillary Documents, the consummation of the transactions contemplated by this Agreement and the Company Ancillary Documents and the fulfillment of and compliance with the terms and conditions of this Agreement and the Company Ancillary Documents do not or will not (as the case may be), with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, permit the acceleration of any obligation under or create in any party the right to terminate, modify or cancel, (a) any term or provision of the charter documents of the Company, (b) except as indicated on Schedule 4.3, any Assumed Contract or any other contract, will, agreement, permit, franchise, license or other instrument applicable to the Company or the Assets, (c) any judgment, decree or order of any court or governmental authority or agency to which the Company is a party or by which any of the Assets are bound or (d) any permit, statute, law, rule, regulation or arbitration award applicable to the Company or the Assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental agency or public or regulatory unit, agency or authority is required with respect to the Company in connection with the execution, delivery or performance of this Agreement or the Company Ancillary Documents or the consummation of the transactions contemplated thereby.

     Section 4.4    Title to Assets; Related Matters.

      (a) The Company has and hereby conveys to the Purchaser good and marketable title to the Assets, free and clear of all Liens except for Permitted Liens.

     (b) Except for sales, marketing, personnel and other assets and functions that have been apparent or otherwise disclosed to Purchaser during its due diligence investigation of the Railroad Segment Business, the Assets, together with the assets and services contemplated by the Service Agreement and the Manufacturing Agreement, constitute all of the material assets that the Company is currently using or has used in the past to operate the Railroad Segment Business. Except for any and all matters that were known or revealed to Purchaser at any time during the due diligence investigation of Seller, LaBarge, the Assets or the Railroad Segment Business that was conducted by or on behalf of Purchaser prior to the closing of the transaction contemplated by this Agreement, and except for the Intellectual Property and Technology set forth and described in Exhibit 2.2(c) of this Agreement (respectively, the "Intellectual Property" and "Technology"), the Company has no Knowledge of any material additional technology-related requirement that Purchaser will be required to obtain in order to operate the Railroad Segment Business in the same manner as the Company has operated the Railroad Segment Business.

     (c) All inventory, equipment and other items of tangible personal property and assets included in the Assets (i) are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, (ii) are usable in the regular and ordinary course of business and (iii) except as described in Schedule 4.4(c), conform in all material respects to all applicable laws, ordinances, codes, rules and regulations applicable thereto, and the Company has no Knowledge of any material defects or problems with any of such intangible assets. The Inventory consists of items that are good and merchantable within normal trade tolerances, and is of a quality and quantity presently usable or saleable in the ordinary course of business of the Company (subject to applicable reserves).

     (d) To the Knowledge of the Company, except as described in Schedule 4.4(d), there are no developments affecting any of the Assets (pending or threatened) which might materially detract from the value, materially interfere with any present or intended use, or materially adversely affect the marketability of such Assets.

     (e) Except as described on Schedule 4.4(e) and for (i) any and all matters that were known or revealed to Purchaser at any time during the due diligence investigation of Seller, LaBarge, the Assets or the Railroad Segment Business that was conducted by or on behalf of Purchaser prior to the closing of the
transactions contemplated by this Agreement, and (ii),   any and all matters
that may not reasonably be expected to have a Material Adverse Affect or to materially impede or obstruct the use by Purchaser of the Intellectual Property and Technology in the same manner as the Company:

     (A) the Company is the owner of the entire right, title and interest in and to the Intellectual Property and Technology;

(B) to the Knowledge of the Company, the Intellectual Property and Technology are a unique compilation of ideas, information, know-how and techniques and neither the Intellectual Property and Technology, nor any identical compilation of ideas, information, know-how and techniques, has been developed, copied or originated by anyone other than the Company or its predecessors in interest;
(C) the Company owns the Intellectual Property and Technology outright, free and clear of any and all liens, licenses, or transfer agreements;
(D) the Company has no Knowledge of any claim of infringement of any third party's intellectual property arising from any manufacture, use sale, offer for sale or importation of any product or process by the Company or its predecessors ;
(E) the Company has no Knowledge of any asserted or unasserted claim or demand which the Company believes is of probable validity or enforceability against the Intellectual Property and Technology, or which could or would impede or interfere with the rights acquired by Purchaser pursuant to this Agreement;
(F) the Company has no Knowledge of any infringement of the Intellectual Property as a result of any manufacture, use, sale, offer for sale or importation of any product or process by any third party;
(G) the Company has no Knowledge of any other product on the market or in development that utilizes the identical unique compilation of ideas, information, know-how and techniques that is the Intellectual Property and Technology; and
(H) the Company has obtained all required consents and assignments, and has full right, power and authority to grant, sell, assign, transfer and deliver the Intellectual Property and Technology to Purchaser in accordance with this Agreement
(I) to the knowledge of the Company, the Company has taken reasonable steps to maintain in confidence all of the software, trade secrets, and other confidential information of the Intellectual Property and Technology.
     (f) To the Knowledge of the Company, each of the products produced or sold by the Company to end users in connection with the Railroad Segment Business ("Railroad Segment Business Products") is, and at all times up to and including the date of the execution of this Agreement has been, in material compliance with all applicable federal, state, local and foreign laws and regulations. Except as set forth on Schedule 4.4(f): (i) the Company has no Knowledge of any facts or matters that would cause the Company to conclude that any of the Railroad Segment Business Products is not fit for the ordinary purpose for which it was intended to be used or did not conform in all material respects to any promises or affirmations of fact that were made by the Company or LaBarge on the container or label for such product or in connection with its sale; (ii) the Company has no Knowledge of any material design defect with respect to any of the Railroad Segment Business Products; and (iii) the Company has no Knowledge that any of the Railroad Segment Business Products have failed to contain adequate warnings, presented in a reasonably prominent manner, in accordance with applicable laws, rules and regulations and current industry practice with respect to its contents and use.

     Section 4.5    Absence of Certain Changes.
Since June 30, 2002 and except as
set forth in any of the Schedules to this Agreement, there has not been (i) any event, occurrence, development or state of circumstances or facts which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on the Assets, or (ii) any damage, destruction, loss or casualty to the Assets with a value in excess of $25,000, whether or not covered by insurance.

     Section 4.6    Legal Proceedings.  Except as set
forth in Schedule 4.6, there
are no suits, actions, claims, arbitration, proceedings or investigations (or any basis therefor) pending or, to the Knowledge of the Company, threatened against, relating to or involving the Company or the Assets before any Governmental Entity. None of such suits, actions, claims, proceedings or investigations, if finally determined adversely, are reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Company or the Assets. The Company is not subject to any judgment, decree, injunction, rule or order of any court or arbitration panel.

     Section 4.7    Compliance with Law.  The Company
is (and has been at all times
during the past five (5) years) in compliance in all material respects with all laws, ordinances, regulations and orders of all Governmental Entities applicable to the Assets. Except as set forth in Schedule 4.7, with respect to the Assets,
(i) the Company has not been charged with and, to the Knowledge of the Company, is not now under investigation with respect to, any material violation of any applicable law, regulation, ordinance, order or other requirement of a Governmental Entity, (ii) the Company is not a party to or bound by any order, judgment, decree or award of any Governmental Entity and (iii) the Company has filed all reports and has all licenses and permits required to be filed with any Governmental Entity on or before the date hereof.

     Section 4.8 Assumed Contracts. The Assumed Contracts, together with the other contracts and agreements previously disclosed or described to the Purchaser during the course of its due diligence with respect to the Assets and the Railroad Segment Business, constitute all of the contracts applicable to or used in the operation of the Assets or the Company's Railroad Segment Business, including:

     (a) all bonds, debentures, notes, loans, credit or loan agreements or loan commitments, mortgages, indentures, guarantees or other contracts relating to the borrowing of money or binding upon any of the Assets;

(b) all leases or licenses involving any properties or assets (whether real, personal or mixed, tangible or intangible) used in the Railroad Segment Business;
(c)  all franchising and licensing agreements;
(d) any contract or agreement for capital expenditures or the acquisition or construction of fixed assets requiring the payment by the Company of an amount in excess of $1,000;
(e) any contract or agreement granting any Person a Lien on all or any part of any of the Assets;
(f) any contract or agreement for the cleanup, abatement or other actions in connection with any Hazardous Materials, the remediation of any existing environmental condition or relating to the performance of any environmental audit or study;
(g) any contract or agreement granting to any Person an option or a first refusal, first-offer or similar preferential right to purchase or acquire any of the Assets;
(h) any contract or agreement with any agent, distributor or representative which is not terminable without penalty on thirty (30) calendar days' or less notice;
(i) any contract or agreement for the granting or receiving of a license or sublicense or under which any Person is obligated to pay or has the right to receive a royalty, license fee or similar payment;
(j)  any joint venture or partnership contract;
(k) any customer contract for the provision of goods or services by the Company;
(l) all existing contracts and commitments (other than those described in subparagraphs (a) through (k) of this Section 4.8) to which the Company is a party or by which any of the Assets are bound involving an annual commitment or annual payment to or from the Company of more than $1,000 individually or which is otherwise material to the Railroad Segment Business.
True, correct and complete copies of all Assumed Contracts have been made available to the Purchaser. To the knowledge of the Company: (i) the Assumed Contracts are legal, valid, binding and enforceable in accordance with their respective terms with respect to the Company and each other party to such Assumed Contracts; (ii) there are no existing material defaults or breaches of the Company under any Assumed Contract (or events or conditions which, with notice or lapse of time or both would constitute a default or breach); and (iii) there are no such material defaults (or events or conditions which, with notice or lapse of time or both, would constitute a default or breach) with respect to any third party to any Assumed Contract. Except as set forth on Schedule 4.3, the Company is not participating in any discussions or negotiations regarding modification of or amendment to any Assumed Contract or entry in any new material contract applicable to the Assets. Schedule 4.3 identifies each Assumed Contract that requires the consent of or notice to the other party thereto to avoid any breach, default or violation of such contract, agreement or other instrument in connection with the transactions contemplated hereby, including the assignment of such Assumed Contract to the Purchaser.

     Section 4.9 Customer and Supplier Relations. The Customer Information contains a complete and accurate list of the names and addresses of the Company's Railroad Segment customers as of the date hereof (the "Customers"). The Company maintains good relations with each of the Customers, and, to the Knowledge of the Company, no event has occurred that would materially and adversely affect the Company's relations with any such Customer. Except as set forth in any of the Schedules to this Agreement, no Customer has, during the last twelve months, canceled, terminated or made any threat to cancel or otherwise terminate its relationship with the Company or its usage of the Assets or the Intellectual Property and Technology. The Company has not received any notice or has no Knowledge to the effect that any Customer or Railroad Segment supplier may terminate or materially alter its business relations with the Company, either as a result of the transactions contemplated by this Agreement or otherwise.

     Section 4.10   Licenses and Permits.  Except for the
certifications described in
Section 2.2(g), no notifications, licenses, permits (including, without limitation, environmental, construction and operation permits), franchises, certificates, approvals, exemptions, classifications, registrations or other similar documents or authorizations, or applications therefor relating to the Assets or the Intellectual Property and Technology (i) are held by the Company,
(ii) are necessary to operate the Company's Railroad Segment Business, or (iii) have been issued by any Governmental Entity to the Company, or submitted by the Company to any Governmental Entity.

     Section 4.11   Brokers, Finders and Investment Bankers.
Neither the Company,
nor any officers, directors or employees of the Company nor any Affiliate of the Company, has employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders' fees in connection with the transactions contemplated by this Agreement.

     Section 4.12   Product and Service Warranties.
Except as set forth in Schedule
4.12, the Company does not make any express warranties or guaranties on its own behalf as to goods sold to, or services provided to, the Railroad Segment, and there is no pending or, to the Knowledge of the Company, threatened claim alleging any material breach of any such warranty or guaranty. Except as set forth in Schedule 4.12, attached to which are copies of all such warranties, the Company has no exposure to liability under any such warranty beyond that which is typically assumed in the ordinary course of business by companies or firms engaged in businesses comparable to the Company's Railroad Segment Business or which would have a Material Adverse Effect on the Assets.

     Section 4.13   Environmental, Health and Safety Matters.
 With respect to the
Railroad Segment Business and the Assets:

          (a) the Company is not required to obtain any permits, licenses and government authorizations under any Environmental Laws, and the Company is in material compliance with all applicable limitations, restrictions, conditions, standards,
     prohibitions, requirements, obligations, schedules and timetables contained in those laws or contained in any law, regulation, code, plan, order, decree, judgment, notice, permit or demand letter issued, entered, promulgated or approved thereunder;

(b) there are no material liabilities arising in connection with or in any way relating to the Assets of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any Environmental Law, and, to the Company's Knowledge, there are no facts, events, conditions, situations or set of circumstances which could reasonably be expected to result in or be the basis for any such material liability;
(c) the Company has not received notice of actual or threatened liability CERCLA or any similar foreign, state or local statute or ordinance from any governmental agency or any third party and, to the Company's Knowledge, there are no facts or circumstances which could form the basis for the assertion of any claim against the Company under any Environmental Laws including, without limitation, CERCLA or any similar local, state or foreign law with respect to any on-site or off-site location;
(d) the Company has not entered into or agreed to enter into and the Company does not contemplate entering into, any consent decree or order, and the Company is not subject to any judgment, decree or judicial or administrative order relating to compliance with, or the cleanup of Hazardous Materials under, any applicable Environmental Laws;
(e) no notice, notification, demand, request for information, citation, summons or order or administrative or judicial proceeding has been received, no complaint has been filed, no penalty has been assessed and no investigation, action, claim, suite, proceeding or review is pending or, to the Company's Knowledge, threatened by any governmental entity or other Person with respect to any matters relating to the Company and relating to or arising out of any Environmental Law;
(f) to the Company's Knowledge, the Company is not subject to any claim, obligation, liability, loss, damage or expense of whatever kind or nature, contingent or otherwise, incurred or imposed or based upon any provision of any Environmental Law or arising out of any act or omission of the Company, or the Company's employees, agents or representatives or arising out of the ownership, use, control or operation by the Company of any plant, facility, site, area or property (including, without limitation, any plant, facility, site, area or property currently or previously owned or leased by the Company) from which any Hazardous Materials were released into the environment (the term "release" meaning any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment, and the term "environment" meaning any surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, or the ambient air);
(g) the Company has heretofore made available to the Purchaser true, correct and complete copies of all files relating to environmental matters. The Company has not paid any fines, penalties or assessments within the last five (5) years with respect to environmental matters;
(h) no polychlorinated biphenyls, radioactive material, lead, asbestos-containing material, incinerator, sump, surface impoundment, lagoon, landfill, septic, wastewater treatment or other disposal system or underground storage tank (active or inactive) is or has been present in any Asset;
(i) the Company has not imported, manufactured, stored, used, operated, transported, treated or disposed of any Hazardous Materials other than in compliance with all Environmental Laws;
(j) There has been no environmental investigation, study, audit, test, review or other analysis conducted of which the Company has Knowledge in relation to any Asset which has not been delivered to the Purchaser at least ten days prior to the date hereof; and
(k) For purposes of this Section, the term "Company" shall include any entity which is, in whole or in part, a predecessor of the Company.
     Section 4.14 Insurance Policies. The Company has made available to the Purchaser a complete and correct list of all insurance policies relating to the Railroad Segment Business or the Assets carried by or for the benefit of the Company, specifying the insurer, amount of and nature of coverage, the risk insured against, the deductible amount (if any) and the date through which coverage will continue by virtue of premiums already paid. The Company maintains insurance with reputable insurers for the Railroad Segment Business and the Assets against all risks normally insured against, and in amounts normally carried, by corporations of similar size engaged in similar lines of business and, in the Company's opinion, such coverage is sufficient. All insurance policies and bonds with respect to the Railroad Segment Business and Assets are in full force and effect and will be maintained by the Company in full force and effect as they apply to any matter, action or event relating to the Company occurring through the date hereof and the Company has not reached or exceeded its policy limits for any insurance policies in effect at any time during the past five (5) years. There is no claim by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights. All premiums payable under all such policies and bonds have been timely paid and the Company has otherwise complied in all material respects with the terms and conditions of all such policies and bonds. The Company does not know of any threatened termination of, premium increase with respect to, or material alteration of coverage under, any of such policies or bonds.

Section 4.15 Transactions With Affiliates. To the Company's Knowledge, other than any arrangements that have been previously disclosed to the Purchaser during the Purchaser's due diligence investigation of the Railroad Segment Business, no officer or director of the Company, or any person with whom any such officer or director has any direct or indirect relation by blood, marriage or adoption, or any entity in which any such person, owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than five percent (5%) of the stock of which is beneficially owned by all such Persons in the aggregate) or any Affiliate of any of the foregoing or any current or former Affiliate of the Company has any interest in: (a) any contract, arrangement or understanding with, or relating to, the Railroad Segment Business, the Assets or the Assumed Liabilities; (b) any loan, arrangement, understanding, agreement or contract for or relating to the Railroad Segment Business, the Assets or the Assumed Liabilities; or (c) any property (real, personal or mixed), tangible or intangible, used or currently intended to be used by the Company relating to the Railroad Segment Business, the Assets or the Assumed Liabilities.
Section 4.16 Ethical Practices. Neither the Company nor any representative thereof has offered or given, and the Company has no Knowledge of any Person that has offered or given on its behalf, anything of value to: (i) any official of a Governmental Entity, any political party or official thereof, or any candidate for political office; (ii) any customer or member of the government; or (iii) any other Person, in any such case while knowing or having reason to know that all or a portion of such money or thing of value may be offered, given or promised, directly or indirectly, to any customer, member of the government or candidate for political office for the purpose of the following: (x) influencing any action or decision of such Person, in such Person's official capacity, including a decision to fail to perform such Person's official function; (y) inducing such Person to use such Person's influence with any government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality to assist the Company in obtaining or retaining business for, or with, or directing business to, any Person; or (z) where such payment would constitute a bribe, kickback or illegal or improper payment to assist the Company in obtaining or retaining business for, or with, or directing business to, any Person.
     Section 4.17   Copies of Documents.  The Company has made available to the
Purchaser:

          (a)  The Certificate of Incorporation and Bylaws of the Company.

(b)  Each of the Assumed Contracts.
(c) Each trademark and service mark registration or application therefor, patent or patent application included in the Intellectual Property and Technology and each assignment or license with respect to any thereof.
(d) Any pleadings or briefs filed in any pending suit or proceeding of the type described in Section 4.6.
(e)  Any written licenses and permits of the type describe in Section 4.10.
     Section 4.18   Certain Financial Information.  The
Company has provided to the
Purchaser a summary report for the fiscal years ended July 2, 2000 and July 1, 2001 and the nine-month period ended March 31, 2002 entitled "LaBarge Inc. Network Technologies Group, Expense Summary Including Departments 714 & 813" (the "Expense Summary"). A copy of the Expense Summary is attached as Exhibit 4.18A. Subject to the assumptions and qualifications contained in the Expense Summary and the footnotes thereto, the Expense Summary is a reasonable and fair good faith estimate of an allocation of the Company's NTG-related expenses that are attributable to the operations of its Railroad Segment Business. The Company has also provided to the Purchaser certain historical sales and cost of goods sold financial data (the "Sales & Gross Margin Data"). The Sales & Gross
Margin Data is true, accurate and complete.   A copy of the Sales & Gross Margin
Data is attached as Exhibit 4.18B.

     Section 4.19   Disclosure.

          (a)  No representation, warranty or covenant
made by the Company in this
     Agreement, the Schedules or the Exhibits attached to this Agreement, or any of the Company Ancillary Documents, contains an untrue statement of a material fact or omits to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein not misleading.

(b) Prior to the execution of this Agreement, the Company has delivered to the Purchaser true and complete copies of the Assumed Contracts, and all security agreements and other instruments creating or imposing any security interest encumbrance or adverse claim on the Assets, and any other documents or instruments identified or referred to in the Schedules. Such delivery will not alone constitute adequate disclosure of those facts required to be disclosed on any Schedule to this Agreement, and notice of their contents (other than by express reference on a Schedule) will in no way limit the Company's other obligations or the Purchaser's other rights under this Agreement.
     Section 4.20 Representations. The representations and warranties of the Company contained in this Agreement are true and correct with only such exceptions as would not in the aggregate reasonably be expected to have a Material Adverse Effect.

                                    ARTICLE V
                    REPRESENTATIONS AND WARRANTIES OF LABARGE

     LaBarge hereby represents and warrants to the Purchaser as follows:

     Section 5.1    Organization.  LaBarge is a corporation
duly organized, validly
existing and in good standing under the laws of the jurisdiction set forth in the introductory paragraph of this Agreement and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

     Section 5.2 Authorization. LaBarge has full corporate power and authority to execute and deliver this Agreement and the Guaranty Agreement, to perform its obligations under this Agreement and the Guaranty Agreement and to consummate the transactions contemplated by this Agreement and the Guaranty Agreement. The execution and delivery of this Agreement and the Guaranty Agreement by LaBarge, the performance by LaBarge of its obligations under this Agreement and the Guaranty Agreement, and the consummation of the transactions provided for in this Agreement and the Guaranty Agreement have been duly and validly authorized by all necessary corporate action on the part of LaBarge. This Agreement and the Guaranty Agreement have been duly executed and delivered by LaBarge and constitute the valid and binding agreements of LaBarge, enforceable against LaBarge in accordance with their respective terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors' rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

     Section 5.3    Absence of Restrictions and Conflicts.
The execution, delivery
and performance of this Agreement and the Guaranty, the consummation of the transactions contemplated by this Agreement and the Guaranty and the fulfillment of and compliance with the terms and conditions of this Agreement and the Guaranty do not or will not (as the case may be), with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, or permit the acceleration of any obligation under, (a) any term or provision of the charter documents of LaBarge, (b) any contract to which LaBarge is a party, (c) any judgment, decree or order of any Governmental Entity to which LaBarge is a party or by which LaBarge or any of its properties is bound or (d) any permit, statute, law, rule or regulation applicable to LaBarge.

     Section 5.4    Brokers, Finders and Investment
Bankers.  Neither LaBarge, nor
any officers, directors or employees of LaBarge nor any Affiliate of LaBarge, has employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders' fees in connection with the transactions contemplated by this Agreement.

     Section 5.5    Public Information. There has
been delivered to the Purchaser
copies of LaBarge's Annual Report on Form 10-K for the fiscal years ended June 30, 2002 and July 1, 2001 and LaBarge's 2001 Annual Report to Shareholders (collectively, the "Public Information"). The Public Information and the representations and warranties made by LaBarge in this Article IV do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.



                                   ARTICLE VI
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

     The Purchaser hereby represents and warrants to the Company as follows:

     Section 6.1 Knowledge and Due Diligence Investigation by Purchaser. The Purchaser has no actual knowledge that any representation or warranty of the Company or LaBarge that is set forth in this Agreement is false or misleading in whole or in part. The Purchaser has conducted what the Purchaser believes to be a reasonably prudent due diligence investigation of the Company, LaBarge, the Assets and the Railroad Segment Business, and has had full and adequate opportunity to question the Company and LaBarge about those subjects.

     Section 6.2    Organization.  The Purchaser is a
limited liability company duly
organized, validly existing and in good standing under the laws of the jurisdiction set forth in the introductory paragraph of this Agreement and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

     Section 6.3 Authorization. The Purchaser has full corporate power and authority to execute and deliver this Agreement and any other certificate, agreement, document or other instrument to be executed and delivered by it in connection with the transactions contemplated by this Agreement (collectively, the "Purchaser Ancillary Documents"), to perform its obligations under this Agreement and the Purchaser Ancillary Documents and to consummate the transactions contemplated by this Agreement and the Purchaser Ancillary Documents. The execution and delivery of this Agreement and the Purchaser Ancillary Documents by the Purchaser, the performance by the Purchaser of its obligations under this Agreement and the Purchaser Ancillary Documents, and the consummation of the transactions provided for in this Agreement and the Purchaser Ancillary Documents have been duly and validly authorized by all necessary corporate action on the part of the Purchaser. This Agreement has been and, as of the date hereof, the Purchaser Ancillary Documents will be, duly executed and delivered by the Purchaser and do or will, as the case may be, constitute the valid and binding agreements of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors' rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

     Section 6.4    Absence of Restrictions and Conflicts.
The execution, delivery
and performance of this Agreement and the Purchaser Ancillary Documents, the consummation of the transactions contemplated by this Agreement and the Purchaser Ancillary Documents and the fulfillment of and compliance with the terms and conditions of this Agreement and the Purchaser Ancillary Documents do not or will not (as the case may be), with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, or permit the acceleration of any obligation under, (a) any term or provision of the charter documents of the Purchaser, (b) any contract to which the Purchaser is a party, (c) any judgment, decree or order of any Governmental Entity to which the Purchaser is a party or by which the Purchaser or any of its properties is bound, or (d) any permit, statute, law, rule or regulation applicable to the Purchaser.

     Section 6.5    Brokers, Finders and Investment
Bankers.  Neither the Purchaser,
nor any officers, directors or employees of the Purchaser nor any Affiliate of the Purchaser, has employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders' fees in connection with the transactions contemplated by this Agreement.



                                   ARTICLE VII
                        CERTAIN COVENANTS AND AGREEMENTS

     SECTION 7.1 Public Announcements. Subject to their respective legal obligations (including requirements of stock exchanges and other similar regulatory bodies), the Purchaser and the Company shall consult with one another regarding the timing and content of all announcements regarding any aspect of this Agreement or the transactions contemplated hereby to the financial community, government agencies, employees, customers or the general public and shall use reasonable efforts to agree upon the text of any such announcement prior to its release.

     Section 7.2    Mutual Non-Solicitation.

          (a)   Non-Solicitation of Employees.  Because
the parties' respective employees
are a valuable resource, the loss of whom could cause significant harm to their respective businesses, for a period of five (5) years following the date hereof:
(i) the Company will not either directly or indirectly be involved in the recruitment, or hiring or any attempt to recruit or hire, or encourage the resignation of, any person who at the date hereof is an employee of the Purchaser; and (ii) the Purchaser will not either directly or indirectly be involved in the recruitment or hiring or any attempt to recruit or hire, or encourage the resignation of, any person who at the date hereof is an employee of the Company or LaBarge; provided, however, that (i) for a period of sixty
(60) days following the date of this Agreement, and subject to the prior consent of the Company (which shall not be unreasonably withheld if such hiring will not interfere with the ability of the Company to perform its obligations under the Service Agreement, the Purchaser may recruit or hire (and may hire after the sixty (60) day period if the recruiting effort was commenced prior to the expiration of the sixty (60) day period) employees of the Company or LaBarge who, immediately prior to the transactions contemplated by this Agreement, provided customer support, sales, network operations and design, or data base analysis services (but not operations or engineering management services) for the Company's Railroad Segment Business, and (ii) during such sixty (60) day period, the Company will not make a competing offer for a more senior position or higher salary to such employee identified by the Purchaser as a potential recruit of the Purchaser. Notwithstanding this Section 7.2 (a), if the Purchaser obtains the Company's prior written consent, the Purchaser may solicit the Company's employees after such sixty (60) day period and prior to the expiration of the five-year anniversary of this Agreement.

          (b)  Remedies.  Each party acknowledges that
breach by such party of the
provisions of Section 7.2(a) could reasonably be expected to result in irreparable harm to the other for which no adequate remedy at law exists. Accordingly, in the event of any actual or reasonably perceived threatened breach or default under Section 7.2(a) by a party (or by any other person or entity working with or for such party in connection with such breach or default), the other party shall be entitled to obtain specific performance of
Section 7.2(a) or other injunctive or equitable relief, as well as any monetary damages sustained by such party. Further, in the event that litigation is commenced concerning the rights and responsibilities created under Section 7.2(a), the prevailing party shall be entitled to recover such amount, if any, as the court may determine is reasonable for attorneys' fees, costs, and expenses incurred by the prevailing party in connection with such litigation.

     Section 7.3    Transition Period.  For a period of
sixty (60) days following the
date of this Agreement, the Company shall provide to the Purchaser such further information, documents and assistance as the Purchaser may reasonably request in order to complete the transfer of the Assets to the Purchaser and familiarize the Purchaser with the Company's Railroad Segment Business.



                                  ARTICLE VIII
                                   TAX MATTERS

     SECTION 8.1    Definitions.

          (a)  "Code" means the Internal Revenue Code of 1986, as amended.

(b) "Pre-Signing Tax Period" means (i) any Tax period ending on or before the Effective Time and (ii) with respect to a Tax period that commences before but ends after the Effective Time, the portion of such period up to and including the date hereof.
(c) "Taxes" means all taxes, assessments, charges, duties, fees, levies or other governmental charges (including interest, penalties or additions associated therewith), including income, franchise, capital stock, real property, personal property, tangible, withholding, employment, payroll, social security, social contribution, unemployment compensation, disability, transfer, sales, use, excise, gross receipts, value-added and all other taxes of any kind for which the Company may have any liability imposed by any Governmental Entity, whether disputed or not, and any charges, interest or penalties imposed by any Governmental Entity.
(d) "Tax Return" shall mean any report, return, declaration or other information required to be supplied to a Governmental Entity in connection with Taxes, including estimated returns and reports of every kind with respect to Taxes.
    Section 8.2    Tax Matters.  Except as set forth
in Schedule 8.2, the Company
hereby represents and warrants to Purchaser that

         (a) The Company has timely paid all Taxes, and all interest and penalties due thereon and payable by it for the Pre-Signing Tax Period which will have been required to be paid on or prior to the date hereof, the non-payment of which would result in a Lien on any of the Assets, would otherwise adversely affect the Railroad Segment Business or would result in the Purchaser becoming liable or responsible therefor.

(b) The Company has established, in accordance with GAAP applied on a basis consistent with that of preceding periods, adequate reserves for the payment of, and will timely pay all Tax liabilities, assessments, interest and penalties which arise from or with respect to the Assets and are incurred in or attributable to the Pre-Signing Tax Period, the non-payment of which would result in a Lien on any of the Assets or would result in Purchaser becoming liable therefor.
     Section 8.3    Tax Cooperation; Allocation of Taxes.

          (a)  The Purchaser and the Company agree to
furnish or cause to be furnished to
each other, upon request, as promptly as practicable, such information and assistance relating to the Assets (including, without limitation, access to books and records) as is reasonably necessary for the filing of all Tax returns, the making of any election relating to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax. The Purchaser and the Company shall retain all books and records with respect to Taxes pertaining to the Assets for a period of at least six years following the date hereof. At the end of such period, each party shall provide the other with at least ten days prior written notice before destroying any such books and records, during which period the party receiving such notice can elect to take possession, at its own expense, of such books and records. The Purchaser and the Company shall cooperate with each other in the conduct of any audit or other proceeding relating to Taxes involving the Assets.

(b) All real property taxes, personal property taxes and similar ad valorem obligations levied with respect to the Assets for a taxable period which includes (but does not end on) the date hereof (collectively, the "Apportioned Obligations") shall be apportioned between the Purchaser and the Company based on the number of days of such taxable period included in the Pre-Signing Tax Period and the number of days of such taxable period after the date hereof (with respect to any such taxable period, the "Post-Signing Tax Period"). The Company shall be liable for the proportionate amount of such taxes that is attributable to the Pre-Signing Tax Period, and the Purchaser shall be liable for the proportionate amount of such taxes that is attributable to the Post-Signing Tax Period. Upon receipt of any bill for real or personal property taxes relating to the Purchased Assets, each of the Company and the Purchaser shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 8.3(b) together with such supporting evidence as is reasonably necessary to calculate the proration amount. The proration amount shall be paid by the party owing it to the other within 10 days after delivery of such statement. In the event that either the Purchaser or the Company shall make any payment for which it is entitled to reimbursement under this Section 8.3(b), the other party shall make such reimbursement promptly but in no event later than 10 days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement.
(c) All excise, sales, use, value added, registration stamp, recording, documentary, conveyancing, franchise, property, transfer, gains and similar Taxes, levies, charges and fees (collectively, "Transfer Taxes") incurred in connection with the transactions contemplated by this Agreement shall be borne equally by the Company and the Purchaser. The Purchaser and the Company shall cooperate in providing each other with any appropriate resale exemption certifications and other similar documentation. The party that is required by applicable law to make the filings, reports, or returns with respect to any applicable Transfer Taxes shall do so, and the other party shall cooperate with respect thereto as necessary.
                                   ARTICLE IX
                                 INDEMNIFICATION

     SECTION 9.1 Indemnification Obligations of the Company. Subject to the provisions of Section 9.5 below, the Company will indemnify, defend and hold harmless the Purchaser and its Affiliates, each of their respective officers, directors, employees, agents and representatives and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "Purchaser Indemnified Parties") from, against and in respect of any and all claims, liabilities, obligations, losses, costs, expenses, penalties, fines and judgments (at equity or at law) and damages whenever arising or incurred (including, without limitation, amounts paid in settlement, costs of investigation and reasonable attorneys' fees and expenses) arising out of or relating to:

          (a) any liability or obligation of the Company of any nature whatsoever, except the Assumed Liabilities;

(b) events or circumstances occurring or existing with respect to the ownership, operation and maintenance of the Assets on or prior to the date hereof;
(c) any material breach or inaccuracy of any representation or warranty made by the Company in this Agreement or in the Company Ancillary Documents;
(d) any material breach of any covenant, agreement or undertaking made by the Company in this Agreement or in the Company Ancillary Documents; or
(e) any fraud, willful misconduct or bad faith of the Company in connection with this Agreement or the Company Ancillary Documents.
The claims, liabilities, obligations, losses, costs, expenses, penalties, fines and damages of the Purchaser Indemnified Parties described in this Section 9.1 as to which the Purchaser Indemnified Parties are entitled to indemnification are hereinafter collectively referred to as the "Purchaser Losses."

     Section 9.2    Indemnification Obligations of the
Purchaser.  The Purchaser will
indemnify and hold harmless the Company and LaBarge and each of their respective officers, directors, employees, agents and representatives and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "Company Indemnified Parties") from, against and in respect of any and all claims, liabilities, obligations, losses, costs, expenses, penalties, fines and judgments (at equity or at law, including statutory and common) and damages whenever arising or incurred (including, without limitation, amounts paid in settlement, costs of investigation and reasonable attorneys' fees and expenses) arising out of or relating to:

          (a) the Purchaser's failure to perform, discharge or satisfy the Assumed
Liabilities;

(b) events or circumstances occurring or existing with respect to the ownership, operation and maintenance of the Assets after the date hereof;
(c) any material breach or inaccuracy of any representation or warranty made by the Purchaser in this Agreement or in any of the Purchaser Ancillary Documents;
(d) any material breach of any covenant, agreement or undertaking made by the Purchaser in this Agreement or in any of the Purchaser Ancillary Documents; or
(e) any fraud, willful misconduct or bad faith of the Purchaser in connection with this Agreement or the Purchaser Ancillary Documents.
The claims, liabilities, obligations, losses, costs, expenses, penalties, fines and damages of the Company Indemnified Parties described in this Section 8.2 as to which the Company Indemnified Parties are entitled to indemnification are hereinafter collectively referred to as "Company Losses."

     Section 9.3    Indemnification Procedure.

          (a)  Promptly after receipt by a Purchaser Indemnified
Party or a Company
Indemnified Party (hereinafter collectively referred to as an "Indemnified Party") of notice by a third party (including any Governmental Entity) of any complaint or the commencement of any audit, investigation, action or proceeding with respect to which such Indemnified Party may be entitled to receive payment from the other Party for any Purchaser Losses or Company Losses (as the case may be), such Indemnified Party will notify the Purchaser or the Company, as the case may be (the "Indemnifying Party"), promptly following the Indemnified Party's receipt of such complaint or of notice of the commencement of such audit, investigation, action or proceeding; provided, however, that the failure to so notify the Indemnifying Party will relieve the Indemnifying Party from liability under this Agreement with respect to such claim only if, and only to the extent that, such failure to notify the Indemnifying Party results in the forfeiture by the Indemnifying Party of rights and defenses otherwise available to the Indemnifying Party with respect to such claim. The Indemnifying Party will have the right, upon written notice delivered to the Indemnified Party within ten (10) days thereafter assuming full responsibility for any Purchaser Losses or Company Losses (as the case may be) resulting from such audit, investigation, action or proceeding, to assume the defense of such audit, investigation, action or proceeding, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of the fees and disbursements of such counsel. If, however, the Indemnifying Party declines or fails to assume the defense of the audit, investigation, action or proceeding on the terms provided above or to employ counsel reasonably satisfactory to the Indemnified Party, in either case within such ten (10)-day period, then such Indemnified Party may employ counsel to represent or defend it in any such audit, investigation, action or proceeding and the Indemnifying Party will pay the reasonable fees and disbursements of such counsel as incurred; provided, however, that the Indemnifying Party will not be required to pay the fees and disbursements of more than one (1) counsel for all Indemnified Parties in any jurisdiction in any single audit, investigation, action or proceeding. In any audit, investigation, action or proceeding with respect to which indemnification is being sought hereunder, the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such action, will have the right to participate in such matter and to retain its own counsel at such Party's own expense. The Indemnifying Party or the Indemnified Party, as the case may be, will at all times use reasonable efforts to keep the Indemnifying Party or the Indemnified Party, as the case may be, reasonably apprised of the status of the defense of any matter the defense of which they are maintaining and to cooperate in good faith with each other with respect to the defense of any such matter.

(b) No Indemnified Party may settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party, unless
(i) the Indemnifying Party fails to assume and maintain the defense of such claim pursuant to Section 9.3(a) or (ii) such settlement, compromise or consent includes an unconditional release of the Indemnifying Party from all liability arising out of such claim. An Indemnifying Party may not, without the prior written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless (i) such settlement, compromise or consent includes an unconditional release of the Indemnified Party from all liability arising out of such claim, (ii) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of the Indemnified Party and
(iii) does not contain any equitable order, judgment or term which in any manner affects, restrains or interferes with the business of the Indemnified Party or any of the Indemnified Party's Affiliates.
(c) In the event an Indemnified Party claims a right to payment pursuant to this Agreement, such Indemnified Party will send written notice of such claim to the appropriate Indemnifying Party. Such notice will specify the basis for such claim. As promptly as possible after the Indemnified Party has given such notice, such Indemnified Party and the appropriate Indemnifying Party will attempt to establish the merits and amount of such claim (first, in good faith by mutual agreement, and, if not successful, by litigation, arbitration or otherwise). Any and all claims, actions, and proceedings arising out of such claim shall be filed and adjudicated exclusively in a court having a situs in, or jurisdiction over, St. Louis County, Missouri, and each party to this Agreement hereby irrevocably consents to jurisdiction and venue in such court and irrevocably waives any and all objections to jurisdiction, venue, and convenience therein. In the event that a final judgment or ruling of such court finds or determines that a claim (or any material component of a claim) or the defense to such claim or defense to a component of a claim made by a Party hereunder was not made in good faith after due and adequate investigation of the
facts and law involved in such claim or defense,   then the Party against whom
the claim or defense was not made in good faith shall be entitled to an award of its reasonable costs and attorney's fees incurred in investigating, prosecuting or defending such claim plus an award of interest at prevailing market rates on such claim from the date of notice of such claim. The provisions set forth in this Section 9.3(c) are and shall be the exclusive remedy and procedures available to a Party with respect to claims for payments pursuant to Section 9.3(c) of this Agreement.
     Section 9.4    Claims Period.  For purposes of
this Agreement, a "Claims Period"
shall be the period during which an Indemnified Party may assert a claim for indemnification under this Agreement. The Claims Periods under this Agreement shall begin on the date hereof and terminate as follows:

     (a) with respect to Purchaser Losses arising out of any material breach or inaccuracy of any representation or warranty by the Company in Section 4.13 of the Agreement, the Claims Period shall continue indefinitely, except as limited by law (including by applicable statutes of limitation);

     (b) with respect to all other Purchaser Losses arising out of any breach or inaccuracy of any representation or warranty by the Company and with respect to all Company Losses arising out of any provision of this Agreement, the Claims Period shall terminate on the date that is five (5) years after the date hereof; and

     (c) with respect to all Purchaser Losses arising out of any breach under Sections 9.1(a), 9.1(b), 9.1(d), 9.1(e), or Company Losses arising out of any breach under 9.2(a), 9.2(b), 9.2(d), or 9.2(e) (collectively, the "Surviving Obligations"), the Claims Period shall terminate on the date that is five (5) years after the date that Purchaser or Company discovered the other party's breach of the Surviving Obligation.

     Notwithstanding the foregoing, if, prior to the close of the business day on the last day of the applicable Claims Period, an Indemnifying Party shall have been properly notified of a claim for indemnity hereunder and such claim shall not have been finally resolved or disposed of at such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof.

     Section 9.5    Liability Limits.  Notwithstanding
 anything to the contrary set
forth herein, (i) the Purchaser Indemnified Parties shall not be entitled to make a claim against the Company for indemnification of any Purchaser Losses unless and until the aggregate amount of such Purchaser Losses exceeds the sum of $50,000, in which event the Purchaser Indemnified Parties may, subject to the further provisions of this Section 9.5, claim indemnification for all Purchaser Losses, including the initial $50,000; and (ii); the aggregate amount of indemnification obligations of the Company under this Agreement with respect to all Purchaser Losses arising out of any material breach or inaccuracy of any representation or warranty by the Company in all Sections other than 4.13 of the Agreement shall be limited to the amount of the Purchase Price plus the Assumed Liabilities, provided, however, that such amount and such obligation shall be reduced to one-half of that amount and obligation on June 30, 2003 and shall be further reduced by one-fourth (1/4) of that amount on each anniversary thereof. The aggregate amount of indemnification obligations of the Company under this Agreement with respect to all Purchaser Losses arising out of any material breach or inaccuracy of any representation or warranty by the Company in Section
4.13 of the Agreement shall be unlimited.

     Section 9.6    Investigations.  Except as otherwise
set forth in this Agreement,
the respective representations and warranties of the Parties contained in this Agreement or in any certificate or other document delivered by any Party prior to the Closing and the rights to indemnification set forth in Article VIII will not be deemed waived or otherwise affected by any investigation made by a Party to this Agreement.

                                    ARTICLE X
                            MISCELLANEOUS PROVISIONS

     SECTION 10.1   Notices.  All notices,
communications and deliveries under this
Agreement will be made in writing signed by or on behalf of the Party making the same, will specify the Section under this Agreement pursuant to which it is given or being made, and will be delivered personally or by telecopy transmission or sent by registered or certified mail (return receipt requested) or by next day courier (with evidence of delivery and postage and other fees prepaid) as follows:

     To the Purchaser:   GE Transportation Systems Global Signaling, LLC
                    PO Box 600
                    2712 S. Dillingham Road
                    Grain Valley, Missouri  64029
                    Attn:  Manager & President
                    Telecopy No.:  816-650-6329

      with a copy to:    GE Transportation Systems Global Signaling, LLC
                    PO Box 600
                    2712 S. Dillingham Road
                    Grain Valley, Missouri  64029
                    Attn:  Service Business Leader
                    Telecopy No.:  202-354-5080

     and to:             GE Transportation Systems Global Signaling, LLC
                    PO Box 600
                    2712 S. Dillingham Road
                    Grain Valley, Missouri  64029
                    Attn:  Legal Counsel
                    Telecopy No.:  866-741-1288

     To the Company      LaBarge-OCS, Inc./
     or LaBarge:         LaBarge, Inc.
                    9900A Clayton Road
                    St. Louis, Missouri 63124
                    Attn:  Donald H. Nonnenkamp
                    Telecopy No.:  (314) 812-9486

     with a copy to:          Suelthaus & Walsh, P.C.
                    7733 Forsyth Boulevard, 12th Floor
                    St. Louis, Missouri 63105
                    Attn:  Richard D. Lageson
                    Telecopy No.:  (314) 727-7166

or to such other representative or at such other address of a Party as such Party may furnish to the other Parties in writing. Any notice which is delivered personally or by telecopy transmission in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon actual receipt by such party or its agent. Any notice which is addressed and mailed in the manner herein provided shall be conclusively presumed to have been duly given to the Party to which it is addressed at the close of business, local time of the recipient, on the fourth business day after the day it is so placed in the mail (or on the first Business Day after placed in the mail if sent by overnight courier)or, if earlier, the time of actual receipt.

     Section 10.2 Schedules and Exhibits. The Schedules and Exhibits to this Agreement are hereby incorporated into this Agreement and are hereby made a part of this Agreement as if set out in full in this Agreement.

     Section 10.3   Assignment; Successors in Interest.
No assignment or transfer by
any Party of such Party's rights and obligations under this Agreement will be made except with the prior written consent of the other Parties to this Agreement; provided that the Purchaser shall, without the obligation to obtain the prior written consent of any other Party to this Agreement, be entitled to assign this Agreement or all or any part of its rights or obligations hereunder to any one (1) or more Affiliates of the Purchaser. This Agreement will be binding upon and will inure to the benefit of the Parties and their successors and permitted assigns, and any reference to a Party will also be a reference to a successor or permitted assign.

     Section 10.4   Number; Gender.  Whenever the
context so requires, the singular
number will include the plural and the plural will include the singular, and the gender of any pronoun will include the other genders.

     Section 10.5   Captions.  The titles, captions and
table of contents contained
in this Agreement are inserted in this Agreement only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision of this Agreement. Unless otherwise specified to the contrary, all references to Articles and Sections are references to Articles and Sections of this Agreement and all references to Schedules or Exhibits are references to Schedules and Exhibits, respectively, to this Agreement.

     Section 10.6   Controlling Law; Amendment.  This
Agreement will be governed by
and construed and enforced in accordance with the internal laws of the State of Missouri without reference to its choice of law rules. This Agreement may not be amended, modified or supplemented except by written agreement of the Parties.

     Section 10.7 Consent to Jurisdiction, Etc. Except as otherwise expressly provided in this Agreement, the Parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought only in the courts of the State of Missouri or the federal courts located in the State of Missouri, and each of the Parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. The Parties agree that, after a legal dispute is before a court as specified in this Section 10.7, and during the pendency of such dispute before such court, all actions, suits, or proceedings with respect to such dispute or any other dispute, including without limitation, any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court. Process in any such suit, action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 9.1 shall be deemed effective service of process on such Party. Each Party hereto agrees that a final judgment in any action, suit or proceeding described in this Section 9.7 after the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable laws.

     Section 10.8 WAIVER OF JURY TRIAL . EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     Section 10.9 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by law, the Parties waive any provision of law which renders any such provision prohibited or unenforceable in any respect.

     Section 10.10  Counterparts.  This Agreement may
be executed in two (2) or more
counterparts, each of which will be deemed an original, and it will not be necessary in making proof of this Agreement or the terms of this Agreement to produce or account for more than one (1) of such counterparts.

     Section 10.11  Enforcement of Certain Rights.
Nothing expressed or implied in
this Agreement is intended, or will be construed, to confer upon or give any Person other than the Parties, and their successors or permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, or result in such Person being deemed a third party beneficiary of this Agreement.

     Section 10.12  Waiver.  Any agreement on the
part of a Party to any extension or
waiver of any provision of this Agreement will be valid only if set forth in an instrument in writing signed on behalf of such Party. A waiver by a Party of the performance of any covenant, agreement, obligation, condition, representation or warranty will not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by a Party of a condition to Closing will not be considered a waiver of any rights to indemnification that may be claimed by such Party with respect to the matters relating to such waived condition. A waiver by any Party of the performance of any act will not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.

     Section 10.13  Integration.  This Agreement and
the documents executed pursuant
to this Agreement supersede all negotiations, agreements and understandings (both written and oral) among the Parties with respect to the subject matter of this Agreement, except for that certain Confidentiality Agreement dated March 26, 2002 between Purchaser and the Company, and constitutes the entire agreement between the Parties. The Parties hereby agree that for purposes of this Agreement (including, but not limited to conditions to Closing and indemnification obligations) neither Party has made to the other any representations, warranties or covenants or other disclosures other than those contained in this Agreement.

     Section 10.14 Compliance with Bulk Sales Laws. The Parties hereby waive compliance by the Parties with the bulk sales laws and any other similar laws in any applicable jurisdiction in respect of the transactions contemplated by this Agreement.

     Section 10.15 Transaction Costs. Except as provided above or as otherwise expressly provided herein, (a) the Purchaser will pay its own fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement, including the fees, costs and expenses of its financial advisors, accountants and counsel, and (b) the Company will pay the fees, costs and expenses of the Company incurred in connection with this Agreement and the transactions contemplated by this Agreement, including the fees, costs and expenses of its financial advisors, accountants and counsel.





                        [signatures appear on next page]

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed, as of the date first above written.


                              LABARGE-OCS, INC.


                              By: _/s/Craig E. LaBarge

                              Name:  Craig E. LaBarge

                              Title:  President and Chief Executive Officer



                              GE TRANSPORTATION SYSTEMS GLOBAL SIGNALING, LLC


                              By: /s/Thomas G. Hammoor

                              Name:  Thomas G. Hammoor

                              Title:  Manager and President




JOINING THIS AGREEMENT SOLELY FOR THE PURPOSE OF THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE V AND THE DELIVERY OF THE GUARANTY AGREEMENT AND THE MANUFACTURING AGREEMENT:

                              LABARGE, INC.


                              By: /s/Craig E. LaBarge

                              Name:  Craig E. LaBarge

                              Title:  President and Chief Executive Officer

                                 Exhibit 2.2(c)

                      Intellectual Property and Technology

Intellectual Property

The Intellectual Property consists of the following:

1.   The "Patent Rights," which consist of:

     (i) the following patents or patent applications and resulting patents:

               (A) MIN Reuse and Auto Commissioning (Patent No. 6,393,298; issued May 21, 2002);

               (B) Light Performance Monitoring Device (Patent No. 6,222,446; issued April 24, 2001);

               (C) Highway Grade Crossing Vehicle Violation Detector (Patent No. 6,340,139; issued January 22, 2001);

               (D) Methods and Apparatus for Light Outage Detection (Patent No. 6,369,704; issued March 7, 2001);

               (E) Highway Grade Crossing Vehicle Violation Detector (Patent No. 09/584,865; filed June 1, 2000)

               (F) Methods and Apparatus for Light Outage Detection (Canadian filing; Patent Pending; No. 2,366,273; filed March 1, 2001);

               (G) Methods and Apparatus for Light Outage Detection (Canadian filing; Patent Pending; No. 2,343,688; filed April 11, 2001); and

               (H) Use of Control Channel and SMS Transport for Periodic High Volume Data (Patent Pending; No. 09/347,168; filed July 2, 1999).

     (ii) any divisionals, continuation-in-part applications, and continued prosecution applications (and their relevant international equivalents) of the patent applications described in (i), to the extent the claims are directed to subject matter specifically described in such patent applications, and the resulting patents;

     (iii)       any   patents  resulting  from  reissues,  reexaminations,   or
extensions (and their relevant international equivalents) of the patents described in (i) and (ii);

     (iv) international (non-United States) patent applications filed after the date of this Agreement and the relevant international equivalents to divisionals, continuations, continuation-in-part applications and continued prosecution applications of such patent applications and any patents resulting from reissues, reexaminations, or extensions of the patents described in (i),
(ii), and (iii), above, to the extent that the claims are directed to subject matter specifically described in the patents or patent applications referred to in (i), (ii), and (iii), above, and the resulting patents.

2. The "Copyrights," which consist of the Company's copyrights in the Software.

3. The "Software," which includes all computer software, including object code and source code, that the Company currently uses in its Railroad Segment Business or its ScadaNet Network Product Line, and related documentation, if any, as the same exists on the date of the Agreement, to the extent the same is assignable to the Purchaser.

3. The "Trademarks," which consist of all rights (together with the goodwill of the business symbolized thereby) in the names "ScadaNet" or "ScadaNet Network," "Cellular RTU," and "Config RTU" and the following symbols:
     (Cellular RTU LOGO)
     (ScadaNET Network LOGO)



4. The "Product Technology" which consists of all Intellectual Property and Technology for products now or formerly sold by the Company through its Railroad Segment Business, including, but not limited to, the following:

     A.   ScadaNET Network(TradeMark)
               i.  System Specification and architecture

     B.   CRTU-6
               i.    Hardware   design,   Bills   of   Materials,   Engineering,
               Manufacturing, and Test Engineering drawings and procedures

               ii. Firmware
                 *    Programmed logic array maps
*    Processor firmware (boot code), current and all prior revisions
*    Processor firmware (executive), current and all prior revisions

     C.   CRTU-10

               i.    Hardware   design,   Bills   of   Materials,   Engineering,
               Manufacturing and Test Engineering drawings and procedures
               ii. Firmware
                 *    Processor firmware (executive)

     D.   Accessory devices

               i.    Hardware   design,   Bills   of   Materials,   Engineering,
               Manufacturing and Test Engineering drawings and procedures
                 *    Analog to digital converter modules
                 *    Solid state power outage monitor module

     E.   Configuration application software
               i.   ConfigRTU programs, current and all prior revisions

     F.   ScadaNET Network Software
               i.   Codebase, current and all prior revisions

     G.   CRTU-5

     H.   XM-10

5. All software and copyrights in computer software, including object code and source code, applying XML and Microsoft.Net formats and related documentation developed by the Company for use with the ScadaNet Network Product Line using intellectual property licensed pursuant to the License Agreement described in
Section 2.6 of the Agreement, as such software and copyrights exist at the earlier of June 30, 2003 or the termination of the Service Agreement described in Section 2.10 of the Agreement.

6. All intellectual property and technology developed by the Company pursuant to the development agreement with the Union Pacific Railroad described in
Schedule 4.4 as such intellectual property and technology exists at the conclusion of such development agreement.


Technology

The "Technology" consists of all of the Company's information (including, but not limited to, technical or nontechnical data, formulas, patterns, drawings, bill of materials, trade secrets, know-how, compilations, programs, devices, methods, techniques, and processes) that relates exclusively to the Intellectual Property, as the same exists on the date of the Agreement, together with any customary database maintenance and incremental process improvements that may be initiated (but not necessarily completed) by the Company during the term of the Service Agreement described in Section 2.10 of the Agreement.

                                   Exhibit 2.6

                                License Agreement

                                   Exhibit 2.7

                               Guaranty Agreement

                                   Exhibit 2.9

                Bill of Sale, Assignment and Assumption Agreement

                                  Exhibit 2.10

                                Service Agreement

                                  Exhibit 2.11

                             Manufacturing Agreement

                                 Exhibit 3.2(a)

                                Escrow Agreement

                                  Exhibit 4.18A

                                 Expense Summary

                                  Exhibit 4.18B

                            Sales & Gross Margin Data